Exhibit 10.3

STOCK REPURCHASE & DEBT

REPAYMENT AGREEMENT

THIS STOCK REPURCHASE & DEBT REPAYMENT AGREEMENT (“Agreement”) is made and entered into as of June __, 2023 (“Effective Date”), by and between ESN Group, Inc., a California corporation (“Purchaser” or “Company”), on the one hand, and Kenneth Grand, as an individual (“KG”) and as Trustee of the Kenneth Grand Living Trust Dated 6-13-07 (“Seller” or “Grand”), on the other hand. KG and Grand are hereinafter referred to jointly as the “Grand Parties”. Grand and the Company are referred to herein together as the “Parties” and each as a “Party”.

RECITALS

WHEREAS, KG is an officer and director of the Company

WHEREAS Grand is the registered and beneficial owner of 880 shares (the “Shares”) of the Company’s common stock, an amount that constitutes eighty-eight percent (88%) of the Company’s issued and outstanding securities;

WHEREAS, Grand has requested that the Company purchase from Grand 863 of the Shares (the “Repurchase Shares”) for a total purchase price of Two Hundred Fifty Thousand Dollars ($250,000) (the “Repurchase Price”);

WHEREAS, KG is the holder of a Promissory Note issued by the Company to KG (the “Promissory Note”) on which the total amount of principal and interest due is One Hundred Six Thousand Three Hundred Twelve Dollars and 50/100 ($106,312.50);

WHEREAS, KG has requested that the Company pay to him One Hundred Six Thousand Three Hundred Twelve Dollars and 50/100 ($106,312.50) (the “Repayment Amount”) in full satisfaction, and in exchange for the cancellation, of (i) the debt represented by the Promissory Note, and (ii) any and all other amounts that may be owed to KG or Grand as of the Closing Date by the Company or by the related entity, California Skin Research, Inc., a California corporation (“CSRI”), regardless of how evidenced, (collectively, with the Promissory Note, the “Grand Debts”);

WHEREAS, pursuant to that certain Subscription Agreement and Investment Letter entered into on or about the Effective Date by the Company and Xcelerate, Inc., a Florida corporation (“Xcel”) (the “Xcel Agreement”), the Company has agreed to sell 142 shares of the Company’s common stock to Xcel (the “Xcel Stock Purchase”) for the total purchase price of Three Hundred Fifty-Six Thousand Three Hundred Twelve Dollars 50/100 ($356,312.50) (the “Xcel Stock Purchase Price”);

WHEREAS, pursuant to the Xcel Agreement, the Company has agreed use the entire Xcel Stock Purchase Price to pay the Repurchase Price to Grand in exchange for the Repurchase Shares and to pay the Repayment Amount to the Grand Parties in exchange for cancellation of the Grand Debts;

WHEREAS, the Company desires to pay the Repayment Amount to the Grand Parties in exchange for cancellation of the Grand Debts, and the Grand Parties desire to receive the Repayment Amount in exchange for cancelling the Grand Debts, upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the Company desires to repurchase and redeem the Repurchase Shares for the Repurchase Price, and Grand desires that the Repurchase Shares be repurchased and redeemed by the Company for the Repurchase Price, upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the promises, mutual covenants and agreements set forth in this Agreement and other good and valuable consideration, receipt of which is hereby acknowledged, the Parties hereto agree as follows:

1. Repurchase of Repurchase Shares; Cancellation of the Grand Debts. Subject to the terms and conditions set forth below, (i) the Company hereby agrees to purchase and redeem the Repurchase Shares, and Grand hereby agrees to sell the Repurchase Shares to the Company, and (ii) the Company hereby agrees to pay the Repayment Amount to the Grand Parties and the Grand parties hereby agree to accept the Repayment Amount in exchange for the cancellation of the Promissory Note and the cancellation of any and all other debts owed to the Grand Parties as of the Closing Date by the Company or by CSRI.

(a) Repurchase Price. As full and fair consideration for the repurchase of the 863 Repurchase Shares pursuant to this Agreement, the Company agrees to pay Seller the total Repurchase Price of $250,000.

(b) Repayment Amount. In addition to the Repurchase Price, in full satisfaction of, and in exchange for the cancellation of, (i) the Promissory Note, and (ii) any and all other debts owed to the Grand Parties as of the Closing Date by the Company or CSRI, regardless of how evidenced, and whether such indebtedness is owed to the Grand Parties, the Company agrees to pay to Grand the Repayment Amount of $106,312.50.

(c) Closing. The closing (“Closing”) of the transactions contemplated by this Agreement shall be held at the principal offices of the Company or at such other place and in such other manner as the Parties may mutually agree. On the date of Closing (the “Closing Date”), Seller shall deliver to the Company (i) a countersigned copy of this Agreement, (ii) a duly executed assignment separate from certificate in the form of Exhibit A hereto for the Repurchase Shares (the “Assignment”), and (iii) the Promissory Note, to be cancelled. The Company will deliver to the Grand Parties (i) its counterpart signature to this Agreement, (ii) a new stock certificate for seventeen (17) shares of the Company’s common stock, representing the difference between the Shares and the Repurchase Shares, and (iii) payment of the Repurchase Price and the Repayment Amount by certified check or in such other form or manner as the Parties may mutually agree. Additionally, the Company shall update its register of Common Stock and shareholders to show that the repurchase of the Repurchase Shares occurred.

(d) Termination of Rights. Upon execution of this Agreement and completion of the other Closing actions set forth in Section 1(b) above, Seller shall have no further rights in the Repurchase Shares and the Repurchase Shares will cease to be outstanding for any and all purposes.

2. Conditions to Sale. The obligations of the Company to purchase, and Grand to sell, the Repurchase Shares, and for the Company to pay the Repayment Amount and the Grand parties to cancel the Grand Debts, pursuant to this Agreement, are specifically subject to and conditioned on:

(a) The prior closing of the Xcel Stock Purchase and the Company’s receipt of the Xcel Stock Purchase Price such that the Company can use such funds to pay to Grand the Repurchase Price and the Repayment Amount;

(b) The ability of the Company, demonstrated to the satisfaction of counsel for each Party, to pay the Repurchase Price to Grand without violating restrictions imposed by California law on distributions to shareholders; and

(c) Proof to Grand’s reasonable satisfaction that he no longer is a guarantor of any material indebtedness of the Company or CSRI, including any and all lines of credit with financial institutions.

3. Representations & Warranties of the Seller. Seller hereby warrants and represents to Company that:

(a) Seller is the owner of and holds valid and marketable title to the Repurchase Shares, which are fully paid and non-assessable, free and clear of any and all liens, claims, and encumbrances, and Seller has the legal capacity to deliver to the Company title to the Repurchase Shares to be acquired by it hereunder, free and clear of any and all liens, claims, encumbrances, and adverse claims of any nature whatsoever.

(b) Seller has, or as of the Closing will have, obtained all necessary consents and waivers such that Seller's surrender of the Repurchase Shares to the Company for cancellation pursuant hereto shall and hereby does transfer valid and unencumbered title to such Repurchase Shares to the Company.

(c) Neither the execution, delivery or performance of this Agreement, nor the consummation by Seller of the transactions contemplated hereby, nor compliance by Seller with the terms and provisions hereof, will (i) conflict with, or result in the breach or termination of, or constitute a default (or with notice or lapse of time or both, constitute a default) under or result in the termination or suspension of, or accelerate the performance required by the terms, conditions or provisions of, any contract, note, bond, mortgage, indenture, license, lease, agreement, commitment or other instrument to which Seller is a party or by which Seller is bound; (ii) constitute a violation by Seller of any law or statute or any judgment, ruling, order, writ, injunction, decree, rule or regulation of any court or governmental authority applicable to Seller or the Shares; or (iii) result in the creation of any lien, charge, encumbrance, mortgage, pledge or security interest of any kind upon the Shares.

ESN-Grand Stock Repurchase & Debt Repayment Agreement

2

(d) Other than this Agreement and the Company’s Bylaws, Seller is not a party or subject to any contract, agreement or commitment that remains in effect with respect to the Repurchase Shares. Seller is not in default of, and, to his knowledge, there is no reasonable basis for any valid claim of default against Seller under, any such agreements, including, but not limited to, any agreement or obligation providing a right of co-sale, right of first refusal, or right of first offer over, or prior notice with respect to, the transfer of any of the Repurchase Shares contemplated hereunder.

(e) There is no action, suit, claim, or other proceeding, pending or, to Seller's knowledge, threatened against Seller that, if adversely determined, would call into question the validity or prevent the consummation of the transactions contemplated by this Agreement or materially and adversely affect the Company's ability to acquire the Repurchase Shares to be acquired by it as provided in this Agreement. Seller is not engaged in any claim or dispute with the Company, and Seller has no present intention of making any claim or demand against or entering into any action, suit, claim, or other proceeding involving or against the Company.

4. Representations and Warranties of the Company. The Company hereby represents and warrants to Seller that:

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted.

(b) All corporate action on the part of the Company, its officers, directors and shareholders necessary for the authorization of the repurchase of the Repurchase Shares and the execution and delivery of this Agreement, and for the performance of all obligations of the Company under this Agreement has been taken or will be taken prior to the Closing Date. This Agreement, when executed and delivered by the Company, shall constitute a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and other laws of general application affecting enforcement of creditors' rights generally, as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(c) Neither the execution, delivery or performance of this Agreement, nor the consummation by the Company of the transaction contemplated hereby, nor compliance by the Company with the terms and provisions hereof, will (i) conflict with, or result in the breach or termination of, or constitute a default (or with notice or lapse of time or both, constitute a default) under or result in the termination or suspension of, or accelerate the performance required by the terms, conditions or provisions of, any contract, note, bond, mortgage, indenture, license, lease, agreement, commitment or other instrument to which the Company is a party or by which the Company is bound; or (ii) constitute a violation by the Company of any law or statute or any judgment, ruling, order, writ, injunction, decree, rule or regulation of any court or governmental authority applicable to the Company.

(d) There is no action, suit, claim, or other proceeding, pending or, to the Company's knowledge, threatened against the Company that, if adversely determined, would call into question the validity or prevent the consummation of the transaction contemplated by this Agreement or materially and adversely affect the Seller's ability to sell the Repurchase Shares to be repurchased by the Company as provided in this Agreement. The Company is not engaged in any claim or dispute with the Seller, and the Company has no present intention of making any claim or demand against or entering into any action, suit, claim, or other proceeding involving or against the Seller.

5. Release. As a material inducement for the Company to enter into and perform its obligations under this Agreement, the Grand Partiesr, effective as of the Closing of the transaction contemplated hereby, releases and discharges forever the Company, together with its officers, directors, employees, shareholders, agents and assigns (each a “Released Party”), from any and all claims, demands and causes of action, whether direct or indirect, foreseen or unforeseen, which the Grand Parties have against any such Released Party, which claims, demands and causes of action relate to or arise out of Seller's purchase of the Repurchase Shares and prior ownership of the Repurchase Shares, the operation or management of the Company, any right to receive any dividends, proceeds or other distributions from the Company based on ownership of the Repurchase Shares, the sale by Seller of the Repurchase Shares back to the Company for the Repurchase Price pursuant to this Agreement, any alleged increase in the value of the Repurchase Shares over the Repurchase Price, or any other matters relating to the Company's repurchase and redemption of the Repurchase Shares pursuant hereto or relating to the cancellation of the Grand Debts pursuant hereto. In connection therewith, Seller hereby certifies that Seller has read, and waives application of, the following provisions of California Civil Code, Section 1542:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

ESN-Grand Stock Repurchase & Debt Repayment Agreement

3

Seller understands and acknowledges that the significance and consequence of the waiver of California Civil Code, Section 1542, is that Seller intends the foregoing release to apply to claims that may exist as of the date of this Agreement but which Seller does not know exist, and which, if known, would materially affect such party's decision to execute this Agreement, regardless of whether this lack of knowledge was the result of ignorance, oversight, error, negligence or any other cause.

6. General.

(a) Entire Agreement. This Agreement constitutes the entire agreement between the Parties hereto relating to the subject matter hereof and supersedes all prior oral and written and all contemporaneous oral negotiations, commitments and understandings of the Parties.

(b) Amendment. This Agreement may not be changed or amended except by a writing executed by the Company and Seller.

(c) Benefit; Assignment. This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors and assigns (to the extent this Agreement is assignable). No Party may assign this Agreement without the prior written consent of the other Party hereto. Any assignment or attempted assignment without the other Party's prior written consent shall be void.

(d) Governing Law. This Agreement shall be governed by the laws of the State of California, with venue in the Superior Court of Santa Barbara County, even if one or more of the parties hereto is now or may hereafter become a resident or citizen of a different state. The invalidity, illegality, or unenforceability of any particular provision of this Agreement shall not affect the other provisions, and this Agreement shall be construed in all respects as if such invalid, illegal, or unenforceable provision had been omitted.

(e) Waiver. No delay or failure by either party to exercise or enforce at any time any right or provision of this Agreement shall be considered a waiver thereof or of such party's right thereafter to exercise or enforce each and every right and provision of this Agreement. A waiver to be valid shall be in writing, but need not be supported by consideration. No single waiver shall constitute a continuing or subsequent waiver.

(f) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute but one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including PDF or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method, and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

(g) Headings; Interpretation. The headings are for reference purposes only, and are not to be considered in construing this Agreement. In construing or interpreting this Agreement, the word “or” shall not be construed as exclusive, and the word “including” shall not be limiting.

(h) Severability. If any provision of this Agreement shall be held illegal, invalid or unenforceable, in whole or in part, such provision shall be modified to render it legal, valid and enforceable while to the fullest extent possible preserving the business and financial intent and impact of the original provision, and the legality, validity and enforceability of all other provisions of this Agreement shall not be affected thereby.

(i) Further Assurances. Each Party hereto agrees to cooperate fully with the other Party hereto, execute such additional instruments, documents and agreements, give such further written assurances, and do all other things as may be reasonably requested, to consummate the Stock Purchase, to evidence and reflect the transactions contemplated herein, and to carry out the intents and purposes of this Agreement.

(j) Expenses. Each Party shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of the Agreement.

(Signature Page Follows)

ESN-Grand Stock Repurchase & Debt Repayment Agreement

4

IN WITNESS WHEREOF, this Stock Repurchase & Debt Repayment Agreement has been executed by each of the parties hereto, all on the date first above written.

KENNETH GRAND LIVING TRUST

DATED 6-13-07

By: /s/ Kenneth Grand	/s/ Kenneth Grand
Kenneth Grand, Trustee	Kenneth Grand

ESN GROUP, INC.

By: /s/ John Jay Kline

John Jay Kline, Chief Executive Officer

SIGNATURE PAGE

ESN-Grand Stock Repurchase & Debt Repayment Agreement

5